Filed Pursuant to Rule 433

Registration No. 333-213160

November 2, 2017

GATX Corporation

$200,000,000 Floating Rate Notes due November 2021

Final Term Sheet

Issuer:	GATX Corporation

Expected Ratings (Moody’s / S&P)*:	Baa2/BBB (Stable/Stable)

Security Type:	Senior unsecured notes (collectively, the “Notes”)

Principal Amount:	$200,000,000

Trade Date:	November 2, 2017

Settlement Date (T+2):	November 6, 2017

Maturity:	November 5, 2021

Interest Payment Dates:	February 5, May 5, August 5 and November 5 of each year, commencing on February 5, 2018

Public Offering Price:	100%, plus accrued and unpaid interest, if any, from November 6, 2017

Base Rate:	LIBOR (Bloomberg L.P. Page “BBAM” or Reuters equivalent)

Index Maturity:	Three-month

Spread to LIBOR:	72 basis points

Initial Interest Rate:	Three-month LIBOR, determined as of two London banking days prior to the settlement date or the relevant interest reset date, as applicable, plus 0.72% per annum

Interest Determination Dates:	The second London Business Day immediately preceding the first day of such interest period, commencing on February 1, 2018 (the second London banking day preceding February 5, 2018)

Record Dates:	January 15, April 15, July 15 and October 15

Optional Redemption:	The Notes will not be redeemable prior to maturity

Minimum Denomination:	$1,000 x $1,000

CUSIP / ISIN:	361448 BB8 / US361448BB85

Day Count Convention:	Actual / 360

Calculation Agent:	U.S. Bank National Association

Sole Book-Runner:	Morgan Stanley & Co. LLC

Senior Co-Managers:	Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-1 of the preliminary prospectus supplement.

*    Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC toll free at 1-866-718-1649.